Exhibit 99

ANTs software inc. Reports Third Quarter 2009 Financial Results

Company Reports Intense Activity in Go-To-Market Strategy With Global IT Vendor

SAN FRANCISCO--(BUSINESS WIRE)--November 24, 2009--ANTs software inc. (OTCBB: ANTS), a leader in database migration solutions, today announced the financial results for the three and nine months ended September 30, 2009.

Total revenue was $1,378,373 for the third quarter of 2009, compared to $1,441,422 for the third quarter of 2008. Operating expenses were $2,107,461 for the third quarter of 2009, compared to $3,078,226 for the third quarter of 2008, as restated. The net loss for the third quarter of 2009 was $14,055,772 compared to $3,828,952 for the third quarter of 2008, as restated, which includes $12,697,162 and $1,400,745 (restated) of non-cash charges, respectively.

During the quarter, ANTs engaged in many go to market activities as a result of its OEM relationship with a Global IT Vendor. The company believes there are 12 large organizations that are potential candidates to become “Early Access” or “Beta” users of the technology ANTs is currently developing for the Global IT Vendor. Confidentiality provisions of the OEM agreement preclude the naming of the potential users as well as the naming of the Global IT Vendor and the actual timing of the release of the technology that is currently being developed.

Joe Kozak, Chief Executive Officer of ANTs Software, said, “During the third quarter we continued to work towards delivery of a custom ANTs Compatibility Server product under the new OEM agreement that we signed with a major, Global IT Vendor. We believe that all of the work and investment that we have made in development of the ACS product through the years leading up to this agreement will begin to deliver value for shareholders as we deliver the product and go to market with our OEM partner in 2010.”

About ANTs software inc.

The mission of ANTs Software is to help customers drive down IT operating costs by consolidating hardware and software infrastructure and eliminating cost inefficiencies. To this end, ANTs develops and sells the ANTs Compatibility Server (ACS), an innovative middleware solution that accelerates database consolidation between database vendors, enabling application portability. In addition to ACS, ANTs offers a complete portfolio of services ranging from architecting or managing IT infrastructure, to full application performance tuning and administrative services. ANTs is a public company with headquarters in San Francisco, California. Our shares trade on the OTC Bulletin Board under the symbol: ANTS. For more information visit, www.ants.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: potential delays in planned sales of ACS, problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the ANTs Compatibility Server (ACS), and potential problems in protecting the Company’s intellectual property. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Todd Fromer
212-896-1215
tfromer@kcsa.com
or
ANTs software inc.
Cesar Rojas
650-931-0535
cesar.rojas@ants.com